Exhibit 99.1

For Immediate Release:

FELCOR ANNOUNCES REDEMPTION OF 7 ⅜% SENIOR NOTES

     IRVING, Texas...May 11, 2004 — FelCor Lodging Trust Incorporated (NYSE: FCH), the nation’s second largest lodging real estate investment trust (REIT), and its subsidiary FelCor Lodging Limited Partnership (FelCor LP) today announced that FelCor LP is calling for redemption of all $175 million of its outstanding 7⅜% Senior Notes due 2004 (Cusip No. 313917 AE 6) on June 9, 2004 at a redemption price determined in accordance with the indenture governing the 7⅜% Senior Notes plus any accrued and unpaid interest to the date of redemption. SunTrust Bank, as trustee, in accordance with the indenture governing the 7⅜% Senior Notes due 2004, will notify holders of the 7⅜% Senior Notes of the call for redemption.

     The Company also announced that its hotel portfolio’s revenue per available room for the month of April increased 8.2 percent and 5.3 percent year to date, compared to the prior year.

     FelCor is the nation’s second largest lodging REIT and the largest owner of full service, all-suite hotels. FelCor’s consolidated portfolio is comprised of 155 hotels, located in 33 states and Canada. FelCor owns 71 upscale, all-suite hotels, and is the owner of the largest number of Embassy Suites Hotels® and Doubletree Guest Suites® hotels in the U.S. FelCor’s portfolio also includes 73 hotels in the upscale and full service segments. FelCor has a current market capitalization of approximately $3.0 billion. Additional information can be found on the Company’s Web site at www.felcor.com.

     With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Contact:
Andrew J. Welch, Senior Vice President and Treasurer	(972) 444-4982	awelch@felcor.com
Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com
Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com

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